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                   SANTA FE PACIFIC PIPELINE PARTNERS, L.P.

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

(b) On October 18, 1997, the Registrant, along with its general partner, Santa Fe Pacific Pipelines, Inc. (the "General Partner"), and SFP Pipeline Holdings, Inc. entered into a definitive Purchase Agreement with Kinder Morgan Energy Partners, L.P. and Kinder Morgan G.P., Inc. (collectively, "Kinder Morgan") pursuant to which Kinder Morgan and its affiliates would acquire the Registrant's limited partner interest in the Registrant's operating partnership subsidiary. Upon closing the transaction, the Registrant would liquidate and the Registrant's unitholders would receive 1.39 Kinder Morgan Energy Partners, L.P. units in respect of each of the Registrant's common units. In addition, Kinder Morgan will pay the General Partner $84.4 million for its general partner interest in the Registrant, and the Registrant's operating partnership subsidiary would redeem approximately one-half of the General Partner's interest in such subsidiary for an additional $5.8 million. The General Partner is a wholly-owned subsidiary of SFP Pipeline Holdings, Inc.

The transaction has been approved by the boards of directors of the General Partner and Kinder Morgan G.P., Inc., but completion of the transaction is subject to a number of conditions, including approval by the unitholders of both the Registrant and Kinder Morgan Energy Partners, L.P., receipt of certain third party consents and approval by certain regulatory agencies. Management anticipates closing the transaction in the first quarter of 1998.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits:

   2.1 Purchase Agreement dated October 18, 1997 by and among Kinder Morgan Energy Partners, L.P. and Kinder Morgan G.P., Inc. and Santa Fe Pacific Pipeline Partners, L.P., Santa Fe Pacific Pipelines, Inc. and SFP Pipeline Holdings, Inc.

  99.1  Joint press release dated October 20, 1997.


                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                SANTA FE PACIFIC PIPELINE PARTNERS, L.P.
                                                 (Registrant)

                                By: SANTA FE PACIFIC PIPELINES, INC., AS
                                                GENERAL PARTNER

Date:  October 29, 1997         By:          /s/ BARRY R. PEARL
                                   ------------------------------------
                                                 Barry R. Pearl
                                       Senior Vice President, Treasurer
                                          and Chief Financial Officer
                                         (On behalf of the Registrant)